Exhibit 10.15


                               EUROPEAN AGREEMENT


         THIS AGREEMENT (the "European Agreement"), is made as of this 2nd day of March, 2001 (the "Effective Date") between NAPRO BIOTHERAPEUTICS, INC., a corporation organized under the laws of the State of Delaware with its principal place of business at 6304 Spine Road, Unit A, Boulder, Colorado 80301, United States of America, and CENTRAL LABORATORIES, LIMITED a corporation organized under the laws of Ireland with an address Unit 31A, Ravensrock Road, Sandyford Industrial Estate, Foxrock, Dublin 18 Ireland.


                                    RECITALS:

         WHEREAS, NaPro and F.H. Faulding & Co., Ltd. (a Faulding Affiliate) have entered into an Amended and Restated Master Agreement as of the 5th day of June, 2000 which relates to the manufacture and distribution of paclitaxel in certain territories (the "Master Agreement");

         WHEREAS, the parties wish to expand their cooperation and activities into certain territories not covered in the Master Agreement;

         WHEREAS, the parties deem it advisable to enter into this European Agreement to govern the parties' activities with respect to the Field in the European Territory (as such terms are defined below). The parties wish to leave the Master Agreement in place to govern the parties' activities with respect to territories other than the European Territory.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby enter into this European Agreement, as follows:


1                          DEFINITIONS

         1.1 In this European Agreement, the following terms when used with initial capital letters shall have the meanings set forth below:

                  "Affiliate" shall mean with respect to a Person, any other person controlling, controlled by or under common control with such Person.

                  "Annual Forecast" shall have the meaning set forth in Section 3.10.1.

                  "Commercial Use" shall mean use of a Formulated Product in a particular country in the European Territory for alleviating or curing a cancer indication in humans, once Registration has been obtained in that country for that indication.

                  "Compassionate Use" shall mean use of a Formulated Product in a particular country in the European Territory for alleviating or curing a cancer indication in humans, prior to Registration of that product in that country for that indication (e.g. named patient sales).

                  "Confidential Information" shall have the meaning set forth in
                  Article 7.

                  "Dollars or $" shall mean U.S. Dollars.

                  "European Territory" shall mean the countries listed on Exhibit A attached hereto.

                  "Ex works" shall mean such delivery term as defined in the current edition of the International Chamber of Commerce publication "Incoterms."

                  "Faulding" shall mean Central Laboratories, Limited, a corporation organized under the laws of Ireland, and its Affiliates.

                  "Faulding Trademark(s)" shall mean one or more trademarks, trade names, or service marks that are owned or licensed by or on behalf of Faulding which Faulding may use from time to time in connection with the sale or promotion of the Formulated Product.

                  "Field" shall mean the development, manufacture, import, use, marketing, promotion, offer for sale, sale and distribution of Formulated Product.

                  "Formulated Product" shall mean [THIS PORTION HAS BEEN
                  REDACTED]

                  [THIS PORTION HAS BEEN REDACTED]

                  "GMP" shall mean good pharmaceutical manufacturing practice as required by any governmental authority in any country in the European Territory whose approval of Product is required.

                  "IVAX Agreement" shall mean that certain Termination Agreement between Baker Norton Pharmaceuticals, Inc., a division of IVAX Corporation, dated as of March 20, 1998.

                  "Loss" shall mean all loss, damage, cost and expense, including reasonable attorney's fees.

                  "Major Market" shall mean [THIS PORTION HAS BEEN REDACTED]

                  "Master Agreement" shall have the meaning set forth in the Recitals.

                  "NaPro" shall mean NaPro Biotherapeutics, Inc., a corporation organized under the laws of the State of Delaware, and its Affiliates.

                   "NaPro Patents" shall mean [THIS PORTION HAS BEEN REDACTED]

                   "Net Sales Price" shall mean [THIS PORTION HAS BEEN REDACTED]

                  "Paclitaxel" shall mean the chemical entity of the formula set forth in Exhibit C.

                  "Person" shall mean any company, corporation, partnership, trust, or any other legal entity.

                  "Product" shall mean Paclitaxel as specified in Exhibit D, as may be amended by written mutual agreement from time to time, and manufactured according to, without limitation, the Specifications, the Registration and GMP.

                  "Registration" shall mean the final approval of registrations and permits required by applicable government and regulatory authorities in a particular country in the European Territory to import into and market, sell and distribute Formulated Product for human use to the general public or any part thereof in that country. Registration shall not include agreement on pricing with appropriate authorities.

                  "Rejection" shall mean:

                  (a) in the case of an application for Registration in a particular country:

                           (i) the classification of such application as "not approvable" or "not approved",
                                    or

                           (ii) any formal suspension of consideration of the application; and

                  (b) in the case of a product for which a Registration has been obtained in a particular country, the suspension, cancellation or non-renewal of the Registration.

                  "Safety Stock" shall have the meaning set forth in Section 3.5.3.

                  "Section 3.1 Obligations" shall mean the obligations of Faulding pursuant to Sections 3.1.1, 3.1.2.1, and Section 3.1.3, collectively.

                  "Specification" shall mean the specification for the Product set forth in Exhibit D and the Registrations, as such specification may be amended from time to time, either by mutual agreement of the parties or in response to directives issued by a relevant governmental authority in connection with the Registration or marketing of the Formulated Product in a particular jurisdiction. All Product supplied by NaPro shall be manufactured according to GMP.

                  "Target Market Share" shall mean [THIS PORTION HAS BEEN REDACTED]

2                          Master Agreement; TERM; Licensing Fee

         2.1 Survival of the Master Agreement. This European Agreement shall govern the relationship, obligations, limitations, and rights of the parties solely with respect to the Field and the European Territory and the transactions contemplated hereunder. The Master Agreement shall govern the relationship, obligations, limitations, and rights of the parties with respect to territories other than the European Territory and outside the Field and other transactions not contemplated hereunder; provided that in the event of any conflict between the terms and conditions of this European Agreement and the terms and conditions of the Master Agreement, the terms and conditions of this European Agreement shall govern and control with respect to the European Territory, and the Master Agreement shall govern and control with respect to territories set forth therein.

         2.2 Term. This European Agreement shall commence on the Effective Date and shall continue, unless terminated earlier pursuant to the terms of this European Agreement, for an initial period until March 22, 2013. Thereafter, this European Agreement shall continue from year to year, unless terminated on the anniversary thereof by one party giving written notice to the other party at least one hundred and eighty (180) days prior to the expiration of the initial term or any subsequent one
         (1) year term.

         2.3 Grant of Rights. NaPro hereby grants to Faulding the exclusive (such exclusivity limited as set forth herein) license and right (with the right to sublicense) to, directly or indirectly, develop, manufacture, import, use, market, promote, offer to sell, sell and distribute Formulated Product in the European Territory in accordance with the terms and conditions of this European Agreement.

         2.4 Licensing Fee. Within ten (10) business days of the Effective Date, Faulding shall pay to NaPro a license fee of seven million, five hundred thousand dollars (US$7,5000,000).[THIS PORTION HAS BEEN REDACTED] In the event NaPro does not obtain registration [THIS PORTION HAS BEEN REDACTED] NaPro shall pay Faulding the sum of [THIS PORTION HAS BEEN REDACTED]. In no event shall NaPro be obligated to pay Faulding pursuant to this Section 2.4 and/or Section 5.6 below, in excess of [THIS PORTION HAS BEEN REDACTED] .

3        Certain Obligations

         3.1      Requirements and Exclusivity.

                  3.1.1 Subject to the terms and conditions of this European Agreement, (a) NaPro shall provide, supply and sell Paclitaxel exclusively to Faulding for use in the Field within the European Territory, and to no other Person, and (b) Faulding shall purchase all of its requirements of Paclitaxel exclusively from NaPro for use in the Field within the European Territory and from no other Person.

                  3.1.2 To the extent such obligations are in accordance with applicable law, NaPro shall prohibit any Person with whom NaPro has supply agreements or arrangements or licenses, or other agreements relating to Paclitaxel from, directly or indirectly, making any use of or selling (including, without limitation, research, developmental and/or commercial use, sale and/or supply) any product containing Paclitaxel in the European Territory in the Field, or from assisting any person or entity in doing so. [THIS PORTION HAS BEEN REDACTED].

                                     3.1.2.1  [THIS PORTION HAS BEEN REDACTED].

                                     3.1.2.2  Without NaPro's prior written
                                              consent, Faulding shall not use
                                              any NaPro Confidential
                                              Information except for use in
                                              the Field in the European
                                              Territory pursuant to and
                                              during the term of this
                                              European Agreement.

                  3.1.3  [THIS PORTION HAS BEEN REDACTED]

         3.2 Notwithstanding anything contained in this European Agreement to the contrary:

                        3.2.1 if NaPro has failed to obtain Registration for the [THIS PORTION HAS BEEN REDACTED].

                        3.2.2   in the event that [THIS PORTION HAS BEEN
REDACTED].

                        3.2.3 if NaPro does not diligently and actively pursue procurement of Registration, or does not achieve meaningful progress in its attempts to obtain Registration, in any country in the European Territory for which NaPro has the responsibility for obtaining Registration;

                          then

                                   (a)      [THIS PORTION HAS BEEN REDACTED]

                                   (b)       [THIS PORTION HAS BEEN REDACTED]

             3.3.     [THIS PORTION HAS BEEN REDACTED]

                       3.3.1        [THIS PORTION HAS BEEN REDACTED]

                       3.3.2        [THIS PORTION HAS BEEN REDACTED]

         3.5      NaPro's Supply Obligations

                  3.5.1 Provided that Faulding has provided to NaPro the forecasts required pursuant to Section 3.10.1 within [THIS PORTION HAS BEEN REDACTED] of the dates set forth therein and provided that the amounts reflected in the Annual Forecast do not vary by more than [THIS PORTION HAS BEEN REDACTED]from the amounts in the updated interim forecasts, NaPro shall supply Faulding with the amount of Product specified by Faulding in the Annual Forecast, no later than [THIS PORTION HAS BEEN REDACTED] after the dates requested by Faulding, and shall use its reasonable commercial efforts to supply such Product according to Faulding's requested delivery schedule and in any event not later than thirty days from the date specified in such delivery schedule. Subject to Faulding meeting its forecasting obligations as set forth above, NaPro shall be required to supply Faulding with all of Faulding's requirements of Product. Upon receipt of each quarterly forecast from Faulding, the parties shall confer and use their best efforts to determine whether or not NaPro will be able to supply Faulding with the amounts of Product in the various countries within the European Territory throughout the twelve month period covered by the forecast. NaPro shall promptly advise Faulding in writing if at any time during the term of this European Agreement, NaPro believes that it will be unable to supply Faulding with Product which Faulding has forecasted for any use in any country or countries in the European Territory, specifying the amount of Product that it will be unable to supply.

                  3.5.2 Beginning with the Product to be delivered by NaPro after [THIS PORTION HAS BEEN REDACTED] that Faulding has specified in any of its purchase orders or shipping schedules to be used in any country or countries in the European Territory, if NaPro

                                        (a) advises Faulding in writing, as set
                  forth above, that it will not be able to supply Product for such country, or

                                        (b) fails to supply Faulding with
                  Product within [THIS PORTION HAS BEEN REDACTED] after the date specified by Faulding in its shipping schedule, then:

provided that Faulding has submitted to NaPro the forecasts required pursuant to
Section 3.10.1 within seven (7) days of the dates set forth therein, and provided that the amounts reflected in the Annual Forecast do not vary by more than [THIS PORTION HAS BEEN REDACTED]rom the amounts in the updated interim forecasts, NaPro shall pay to Faulding (as liquidated damages for failure to supply) an amount equal to [THIS PORTION HAS BEEN REDACTED]

                  3.5.3 NaPro shall maintain a Safety Stock of the Product at a facility or facilities of Faulding designated by Faulding within six month's of the commercial launch of the Formulated Product in each country in the European Territory. If NaPro controls such facilities then NaPro shall bear the risk of loss with respect to such Safety Stock; and if Faulding controls such facilities then Faulding shall bear the risk of loss with respect to such Safety Stock. NaPro or Faulding, as the case may be, shall use the same standard of care with respect to the Safety Stock as it uses with its own inventory. [THIS PORTION HAS BEEN REDACTED]. To the extent the Safety Stock falls below the minimum level set forth above, Faulding shall notify NaPro in writing and NaPro shall use diligent and commercially reasonable efforts to replenish the Safety Stock [THIS PORTION HAS BEEN REDACTED]. The initial purchase price for such Safety Stock payable by Faulding to NaPro shall be [THIS PORTION HAS BEEN REDACTED] If the quantity of such Safety Stock is reduced by Faulding, through commercial sales or other uses requiring payment to NaPro pursuant to Sections
                  3.7.1 or 3.8, then [THIS PORTION HAS BEEN REDACTED]

If NaPro determines that it will be unable to supply Product to Faulding then, provided that Faulding has provided to NaPro the forecasts required pursuant to
Section 3.10.1 [THIS PORTION HAS BEEN REDACTED] of the dates set forth therein, and provided that the amounts reflected in the Annual Forecast do not vary by more than [THIS PORTION HAS BEEN REDACTED] from the amounts in the updated interim forecasts, NaPro shall elect to either: (a) continue to pay Faulding the liquidated damages as set forth in Section 3.5.2 above for any period in which NaPro is unable to supply; or (b) transfer to Faulding NaPro's Registration dossiers with respect to the Formulated Product in each country in the European Territory that NaPro was unable to supply the Product, and [THIS PORTION HAS BEEN REDACTED]. Such license terms between NaPro and Faulding for [THIS PORTION HAS BEEN REDACTED] NaPro shall make the election set forth in subparagraph (b) above by giving Faulding six months prior written notice, provided that NaPro has complied with its obligations to provide Safety Stock pursuant to Section
3.5.3 hereof. If NaPro has not complied with its obligations to provide Safety Stock, then the required notice period shall be extended by one month for each month of safety stock inventory which NaPro failed to provide (to a maximum of six months).

[THIS PORTION HAS BEEN REDACTED]

         3.7      Pricing.

                  3.7.1 The ex works Boulder (or other NaPro facility) price for sale of Product from NaPro to Faulding for Commercial Use or Compassionate Use shall be [THIS PORTION HAS BEEN REDACTED]

                  3.7.2 Notwithstanding the foregoing, if Faulding determines in its reasonable judgment that the sales price of the Formulated Product in the general market place in a Major Market has fallen to such a level that it is no longer economically viable to offer for sale and sell the Formulated Product to customers in such Major Market based upon the price charged by NaPro to Faulding for the Product, then upon written notice from Faulding to NaPro, [THIS PORTION HAS BEEN REDACTED].

         3.8 Lost Product or Destroyed Product. The ex works Boulder (or other NaPro Facility) price for sale of Product to Faulding, which Product is used internally by Faulding, or which Faulding has lost, corrupted, contaminated or, due to Faulding's fault, destroyed or outdated, shall be [THIS PORTION HAS BEEN REDACTED]. NaPro shall, for a reasonable charge, use reasonable efforts to restore Product that Faulding has corrupted or contaminated so that such Product shall meet the Specifications.

         3.9 Invoice and Payment. NaPro shall invoice the Product upon delivery, and payment shall be due sixty (60) days following delivery. Payments shall be made by wire transfer to the account specified by NaPro from time to time.

         3.10     Supply Forecast, Orders and Allocation of Faulding Sales.

                  3.10.1 On [THIS PORTION HAS BEEN REDACTED] Faulding shall provide NaPro with (i) a forecast of Product to be ordered for delivery during the twelve (12) month period commencing on [THIS PORTION HAS BEEN REDACTED]of that year (the "Annual Forecast"), (ii) a good faith estimate of the amounts of Product ordered to be used in each of the countries within the European Territory and (iii) a good faith estimate of its Net Sale Prices for sales in each country within the European Territory for such period (the "Estimated Prices"). In addition, by [THIS PORTION HAS BEEN REDACTED]f each calendar year, Faulding shall issue to NaPro a firm purchase order for the coming calendar quarter, together with its updated forecast of Product to be ordered for the subsequent three (3) calendar quarters. With each quarterly firm purchase order, Faulding shall also submit its requested shipping schedule as well as an update of its good faith estimates of the amounts of Products ordered to be used in each of the countries within the European Territory, as well as any Product anticipated to be used internally, lost, or destroyed. Such forecast shall be separate from that provided under the Master Agreement.

                  3.10.2 Except as set forth below, the forecast to be submitted by Faulding shall not create a binding obligation on the part of either party to this European Agreement.

                            3.10.2.1 Faulding shall be required to purchase a minimum of [THIS PORTION HAS BEEN REDACTED]f that amount specified by the Annual Forecast, provided that NaPro is able to supply such amount.

                            3.10.2.2 NaPro shall use its commercially reasonable
                           efforts to supply all of Faulding's requirements of Product according to Faulding's requested delivery schedule, regardless of whether such Product requirements were reflected in Faulding's current forecast.

                  3.10.3 NaPro shall calculate the invoice price for each quarterly order submitted by Faulding based on the forecast allocations of sales and the Estimated Prices submitted by Faulding. At the close of each period of twelve calendar months ending on [THIS PORTION HAS BEEN REDACTED] Faulding shall calculate the actual end use of Product supplied to Faulding during such period and any prior period still remaining to be determined, to the extent ascertained, on the basis that the first Product to be supplied to Faulding is the first to be sold and that Product is used internally, lost, or destroyed after Product has first been sold. Faulding shall also calculate the actual Faulding Net Sale Prices per gram for Commercial Use sales during such twelve (12) month period. Any under or overpayment detected by such calculation shall be paid by May 31 of each year and verified as provided in
                  Section 3.10.4.

                  3.10.4 Faulding shall on an annual basis within sixty (60) days after the end of the applicable twelve (12) month period pursuant to Section 3.10.1, provide NaPro with a report on sales of Formulated Product in each of the countries within the European Territory as well as information on all applicable Net Sale Prices in each of the countries within the European Territory, and other information pertinent to the loss, corruption, contamination, or destruction of Product. NaPro shall have the right, at its cost, to hire an independent accountant reasonably satisfactory to Faulding and subject to the confidentiality provisions hereunder, which accountant may, upon reasonable notice to Faulding and during normal business hours no more than once in any twelve month period, review Faulding's books and records relating to price or payments made pursuant to this European Agreement solely to verify the reports provided by Faulding to NaPro as described in this Section 3.10.4. Such independent accountant shall verify to NaPro the accuracy of such reports. Should any underpayment equaling or exceeding five percent (5%) of the payments due over any twelve (12) month period be detected, then the cost of such audit shall be borne by Faulding and any such underpayment shall be promptly paid by Faulding. If any such verification shows underpayment or overpayment, a correcting payment or a refund shall be promptly made by the party who owes such money to the other party.

                  3.10.5   Exchange Rate Variation

                           3.10.5.1 In the event that payments on Net Sales Price of the Formulated Product are made in a currency other than United States Dollars, within thirty (30) days of the end of each year, the parties shall calculate the average exchange rate between the applicable foreign currency and the United States Dollar for the previous year, by aggregating the closing exchange rates on the last working day of each month during such year, as published in the London Financial Times, and dividing by twelve (12) (the "Average Exchange Rate").

                           3.10.5.2 For the first year of this European
                           Agreement the "Base Exchange Rate" shall be the rates set forth on Exhibit E and for the second and subsequent years the "Base Exchange Rate" shall be set at the Average Exchange Rate for the previous year.

                           3.10.5.3 Should the Average Exchange Rate differ from the Base Exchange Rate by [THIS PORTION HAS BEEN REDACTED]

                           3.10.5.4 For the purposes of this Section 3.10.5, a "year" shall run from the date of this European Agreement or the anniversary of the date of this European Agreement.

         3.11 Product Quality. Each lot of Product supplied by NaPro to Faulding shall meet the Specification as such Specification may be amended from time to time, either by mutual agreement of the parties or in response to directives issued by a relevant government authority in connection with the Registration or marketing of the Product in a particular jurisdiction. With each lot of Product supplied by NaPro to Faulding, NaPro shall submit to Faulding an (a) appropriate certificate of analysis confirming compliance with the Specification and (c) appropriate certificate of conformance confirming compliance with the registered DMF and with cGMPs. Upon delivery of the Product to Faulding, Faulding shall as soon as reasonably practicable inform NaPro by written notice of any damaged or otherwise defective Product alleged to have been delivered by NaPro and shall, upon the request of NaPro, return the damaged or defective Product to NaPro and the reasonable cost of return shall be borne by NaPro and NaPro shall as soon as practicable replace the damaged or defective Product, provided that such damage or defect shall have been caused by NaPro and not by Faulding or the shipper to Faulding. Any failure by Faulding to detect latent defects in the Product delivered to Faulding shall not affect NaPro's indemnity obligations under this European Agreement or obligation to replace such Product except that Faulding shall be responsible for any claims arising out of defects which should have been detected by the pre-formulation tests required of Faulding under applicable regulatory requirements.

         3.12 Formulated Product Quality. Each lot of Formulated Product manufactured by Faulding to be sold in the European Territory pursuant to this Agreement shall meet the Specification as such Specification may be amended from time to time, either by mutual agreement of the parties or in response to directives issued by a relevant government authority in connection with the Registration or marketing of the Formulated Product in a particular jurisdiction. All such Formulated Product shall be manufactured pursuant to GMP. In connection with the release of Formulated Product manufactured by Faulding, Faulding shall submit to NaPro appropriate documentation confirming compliance with the Specification and GMP, together with samples of each lot of such Formulated Product, and shall provide NaPro with any other information as may be required for Formulated Product release. Specific responsibilities for the release of Formulated Product shall be set forth in the Technical Agreement referred to in Section 4.7.

                  3.12.1 NaPro shall have the right to conduct a Manufacturing Audit as set forth herein. For purposes of this Agreement, the term "Manufacturing Audit" shall mean an audit by no more than three individuals, reasonably acceptable by both parties, of that portion of Faulding's manufacturing facility where the Formulated Product is manufactured and of such documentation specifically relating to the manufacture of the Formulated Product, for purposes of confirming that Faulding's procedures and processes used in manufacturing the Formulated Product conform to GMP. Any such individuals shall be accompanied by Faulding personnel at all times, shall be qualified to conduct manufacturing audits, shall comply with Faulding's rules and regulations relating to facility security, health and safety, and shall execute a written agreement to maintain in confidence all information obtained during the course of any such audit except for disclosure to NaPro with respect to the Formulated Product for the purposes set forth in this Section
                  3.12.1. Manufacturing Audits shall be conducted no more than two times per calendar year unless otherwise agreed to by Faulding; provided that if there is a deficiency with respect to GMP compliance then NaPro may conduct an additional audit to reasonably confirm that such deficiency has been addressed. Manufacturing Audits shall be conducted during Faulding's normal business hours and upon at least thirty (30) days' prior written notice to Faulding. The written notice shall identify any specific audit requests that NaPro intends to make of Faulding and NaPro's contact person with regard to the Manufacturing Audit. In no event shall a Manufacturing Audit exceed two (2) days in duration unless such Manufacturing Audit is delayed by the act or omission of Faulding, and in all cases NaPro shall ensure that its employees or agents will conduct each Manufacturing Audit so as not to interfere with the normal and ordinary operation of Faulding's manufacturing facility. All Manufacturing Audits shall be at NaPro's sole expense. Any confidential information obtained by NaPro from Faulding as a result of this access shall be treated as Faulding Confidential Information pursuant to the terms of this Agreement.

         3.13 NaPro Indemnity. NaPro shall protect, indemnify and hold harmless Faulding from and against all Loss incurred by Faulding by reason of:

                  3.13.1 Product Defect. Any defect (whether of a design or manufacturing origin) in the Product supplied to Faulding pursuant to this European Agreement, including failure to meet the Specification except to the extent that any defect or failure is the result of any action or inaction by NaPro at Faulding's direction evidenced in writing.

                  3.11.2 Breach. The breach by NaPro of any of its warranties or obligations under this European Agreement.

         3.14 Faulding Indemnity. Faulding shall protect, indemnify and hold harmless NaPro from and against all Loss incurred by NaPro by reason of:

                  3.14.1 Product Defect. Any defect (whether of a design or manufacturing origin) in the Formulated Product manufactured by Faulding, other than by reason of a defect in the Product where such defect is the fault of NaPro.

                  3.14.2 Breach. The breach by Faulding of any of its warranties or obligations under this European Agreement.

         3.15 Product Liability Insurance. Faulding shall use all reasonable efforts to obtain product liability insurance in the amount of at least [THIS PORTION HAS BEEN REDACTED] covering the sale of the Formulated Product. NaPro represents that as of the date hereof it has product liability insurance in the amount of at least [THIS PORTION HAS BEEN REDACTED] Upon obtaining Registration and Faulding's forecast sales exceed [THIS PORTION HAS BEEN REDACTED], NaPro shall use all reasonable efforts to obtain product liability insurance in the initial amount of [THIS PORTION HAS BEEN REDACTED]covering sale of the Product.

         3.16 Shipping. NaPro shall deliver the Product ex works NaPro's manufacturing facility. NaPro shall cooperate with Faulding to ship the products to Faulding at Faulding's expense. Risk of loss to the Product shall pass upon delivery to Faulding's common carrier. Faulding shall be responsible for obtaining suitable import and export licenses required to ship the Formulated Product into the various countries of the European Territory.

4        Registration, Marketing, Manufacture Obligations

         4.1 Registration. NaPro shall at its own expense use its diligent and commercially reasonable efforts to rapidly pursue Registration [THIS PORTION HAS BEEN REDACTED] in the Field throughout the countries in the European Territory which are listed on Exhibit F attached hereto. Without limiting the generality of the foregoing, NaPro shall use its diligent and commercially reasonable efforts to apply for a Registration [THIS PORTION HAS BEEN REDACTED] and to obtain approval of such Registration prior to the first anniversary of the filing of such Registration. NaPro shall promptly retain and maintain during the term of this European Agreement, at its sole expense, the services of a recognized and experienced regulatory consulting organization, reasonably acceptable to Faulding, to assist NaPro with NaPro's obligations hereunder relating to the procurement of Registration [THIS PORTION HAS BEEN REDACTED]. If NaPro exercises this option: (i) Faulding shall provide reasonable regulatory support at a reasonable cost and (ii) Faulding shall promptly provide to NaPro copies in Faulding's possession of the product specification and other relevant registration documents for [THIS PORTION HAS BEEN REDACTED] which are used in Faulding's applications for Registration, provided, however, that any such information provided by Faulding to NaPro shall be deemed Confidential Information (as defined in herein) of Faulding and shall be used solely for the sale of the [THIS PORTION HAS BEEN REDACTED] by NaPro pursuant to the terms of this European Agreement, or outside the territories of the European Agreement and the Master Agreement. Following Registration by NaPro, Faulding shall be responsible for negotiating and obtaining pricing approval from the appropriate authorities.

         4.2     [THIS PORTION HAS BEEN REDACTED]

         4.3 Marketing, Retention of Exclusive Distribution Rights. Following Registration, Faulding shall use commercially reasonable efforts to market the Formulated Product for sale within the European Territory. Such efforts shall be equivalent to Faulding's efforts relating to other drugs intended for human antineoplastic use.

                  [THIS PORTION HAS BEEN REDACTED]

         4.4       [THIS PORTION HAS BEEN REDACTED]

         4.5 Pre-clinical/Clinical Data. Subject to third party contractual obligations, the parties agree to share with each other pre-clinical and clinical data developed by them for the Formulated Product including raw data and final reports. Each party shall promptly inform the other of any adverse reactions encountered in their clinical studies relating to Paclitaxel. Neither party shall alter the specification of the Formulated Product to be used in the European Territory without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Faulding shall own all preclinical and clinical data developed by Faulding and shall have the right to use such data in the European Territory and within the territory of the Master Agreement pursuant to the terms of such agreements. Subject to third party contractual obligations, Faulding hereby grants to NaPro a non-exclusive and fully paid up license to use such data developed by Faulding outside of the European Territory and outside the territory of the Master Agreement or for the purposes specifically permitted to NaPro pursuant to the terms of this Agreement. NaPro shall own all preclinical and clinical data developed by NaPro and shall have the right to use such data outside the European Territory and outside the territory of the Master Agreement. NaPro's use of such data within the European Territory and the territory of the Master Agreement shall be governed by the terms of such agreements. Subject to third party obligations, NaPro hereby grants to Faulding a non-exclusive and fully paid up license to use such data developed by NaPro within the European Territory pursuant to the terms of this Agreement

         4.6 Regulatory Filings. Faulding agrees to provide reasonable assistance in NaPro's regulatory filings for [THIS PORTION HAS BEEN REDACTED] within the European Territory by providing to NaPro (in a reasonable time frame) such information, regulatory documents and files (including obtaining certificates of free sale if necessary) as are required to obtain Registration in NaPro's name or the name of NaPro's licensee in the country in question. NaPro shall pay Faulding's out of pocket costs, and a reasonable fee mutually agreed upon between the parties, in connection with all assistance rendered by Faulding to NaPro pursuant to this Section. [THIS PORTION HAS BEEN REDACTED]. NaPro shall not be required to pay Faulding's costs or expenses for information, documents and files which have been previously collected, obtained, or prepared by Faulding.

         4.7 Monitoring of Applications for Registration and Pricing. NaPro and its representatives shall collaborate and consult with Faulding to formulate strategy for Registration efforts with respect to the [THIS PORTION HAS BEEN REDACTED] throughout the European Territory. Faulding shall receive reasonable advance notice of, and shall have the right to participate in, all meetings and discussions between NaPro and regulatory authorities and/or NaPro's consultants and representatives and with respect to Registration. NaPro shall provide Faulding once per quarter, a written update on the status of Registration efforts throughout the European Territory. NaPro and its representatives shall consult with Faulding with respect to NaPro's efforts to obtain Registration for the [THIS PORTION HAS BEEN REDACTED] in the European Territory. Faulding shall provide NaPro once per quarter, a written update on timing issues with respect to pricing negotiations in the European Territory and any clinical or other developmental/regulatory efforts with respect to the Formulated Product that Faulding is undertaking within the European Territory. The parties shall cooperate with one another in reporting adverse events relating to Formulated Product. Within the first anniversary of the execution and delivery of this Agreement, the parties shall enter into a mutually agreeable Technical Agreement on standard industry terms to include, among other things, release of Formulated Product and quality assurance and quality control matters with respect to the Product and Formulated Product.

         4.8 Product and Formulated Product. NaPro shall provide Product to Faulding pursuant to this European Agreement. Faulding shall be responsible (at Faulding's sole expense) for formulation, finishing, and packaging of Formulated Product sold by Faulding and importing such Formulated Product into the European Territory.

         4.9      Improvements.

                  4.9.1 NaPro shall supply the Product to Faulding, in accordance with the terms and conditions hereunder, with respect to the development, manufacture and commercialization of any formulation of Paclitaxel that Faulding develops, or that Faulding may acquire after the Effective Date.

                  4.9.2 In the event that NaPro develops or acquires a new formulation of Paclitaxel (each, an "Option Product") then, provided that NaPro has the right to offer marketing rights to such Option Product in the European Territory, then Faulding shall have a first option to negotiate the terms of an agreement for the development, registration and commercialization of such Option Product in the European Territory, which option shall be exercised by Faulding within 90 days of Faulding's receipt of such written notification from NaPro. If Faulding elects to enter into such negotiations, the parties shall negotiate in good faith the terms of an applicable agreement, which terms shall be commercially reasonable, arms-length terms, and shall include a formula for the equal sharing of development costs for such Option Product.

                  4.9.3 NaPro shall not supply Paclitaxel to any third party that has or attempts to develop, manufacture and/or commercialize a formulation of Paclitaxel in breach of the exclusivity rights granted to Faulding hereunder, including the provisions of Sections 3.1.1 and 3.1.2.

         4.10     [THIS PORTION HAS BEEN REDACTED].

5        Patents; Proprietary Rights

         5.1 Exclusive License Grant. Subject to the terms of this European Agreement, NaPro hereby grants to Faulding an exclusive license under the NaPro Patents and other intellectual property to import, use, offer to sell and sell Formulated Product in the Field in the European Territory pursuant to the terms of this European Agreement ("License"). Other than: (a) the license granted to IVAX pursuant to the terms of the IVAX Agreement; (b) as required solely for NaPro's performance of its obligations under this European Agreement; and (c) as otherwise explicitly granted to NaPro herein, such License shall be exclusive to Faulding, even to the exclusion of NaPro, and NaPro shall grant no further licenses to NaPro Patents to any third party in the Field in the European Territory.

         5.2 Notice of Patent Infringement. Each Party shall promptly notify the other Party of: (a) any infringement of NaPro Patents; or
         (b) third party assertion of infringement by one or both Parties of a third party patent right. Such notice shall be in writing and shall set forth the details of the known facts relating to such activities.

         5.3      Patent Enforcement.   [THIS PORTION HAS BEEN REDACTED].

         5.4      Failure to Enforce Patents. [THIS PORTION HAS BEEN REDACTED].

         5.5 Alleged Patent Infringement. In the event that a third party asserts that NaPro and/or Faulding is infringing a third party patent right as a result of the activities contemplated by this European Agreement, then NaPro shall have the right and obligation to defend against such allegations and control all related legal proceedings. NaPro shall indemnify Faulding for any monetary damages which Faulding is required to pay to third parties as a result of the following types of infringement actions:

         [THIS PORTION HAS BEEN REDACTED]

Faulding shall indemnify NaPro for any monetary damages which NaPro is required to pay to third parties as a result infringement actions based on patents which claim compositions of matter related to [THIS PORTION HAS BEEN REDACTED] other than [THIS PORTION HAS BEEN REDACTED] marketed by Faulding.

For all other types of infringement actions, NaPro and Faulding shall share equally any damages owed to third parties as a result of such actions; provided that any settlement or compromise or consent to the entry of any judgment in any such actions shall require the mutual written consent of each party hereto.

         5.6  [THIS PORTION HAS BEEN REDACTED]

         5.7 Prosecution of NaPro Patents. NaPro shall be , at its expense, solely responsible for (i) securing the grant of any patent applications within the NaPro Patents; (ii) filing and prosecuting patent applications on patentable inventions and discoveries relating to the same; (iii) defending all such applications and NaPro Patents against third party oppositions and invalidity actions; and (iv) maintaining in force any issued letters patent relating to the same; provided that Faulding at its request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

6        Termination and Dispute Resolution

         6.1 Termination By Either Party; Reorganization Insolvency. Notwithstanding anything else contained in this European Agreement, this European Agreement may be terminated by the non-breaching party giving written notice to the other upon the happening of any of the following events:

                  6.1.1 In the event the other party shall commit a material breach or default under this Agreement, which breach or default shall not be remedied within ninety (90) days after the receipt of written notice thereof by the party in breach or default.

                  6.1.2 The expiration of twenty-one (21) days after the other party having a receiver validly appointed for the whole or any substantial part of its assets or immediately where a court order is validly made or a resolution of such party's shareholders passed for the winding up of such party other than for the purpose of reorganization or reconstruction.

                  6.1.3 In the event that the other party files a petition in bankruptcy or similar proceedings or is adjudicated bankrupt or if a petition for bankruptcy or similar proceedings is filed against such party and is not stayed or discharged within forty-five (45) days of such filing or if such party becomes insolvent or makes an assignment for the benefit of creditors or any agreement pursuant to bankruptcy law or otherwise acknowledges insolvency or is adjudged bankrupt or if such party discontinues business.

         6.2 Governing Law. This European Agreement shall be construed in accordance with and governed by the internal laws of the State of New York, excluding such state's rules relating to conflicts of laws, and its form, execution, validity, construction and effect shall be determined in accordance with such internal laws.

         6.3 Effects of Termination. Upon termination of this European Agreement, (a) the full amount of any amounts outstanding by one party to the other shall be paid forthwith, and (b) all rights and licenses granted hereunder, other than rights to use clinical data shall terminate. Notwithstanding the termination of this European Agreement, the obligations of the parties with respect to confidentiality pursuant to Section 7 hereof shall survive for ten (10) years following such termination, and neither party nor any of its respective Affiliates shall utilize any of the Confidential Information provided by the other party pursuant to this European Agreement. The parties shall provide one another with the clinical data to the extent not already provided.

         6.4 Arbitration Hearings. Any disputes arising under or relating to this European Agreement shall be settled by binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration by a single arbitrator, and such arbitration proceeding shall be held in New York, New York, unless the parties agree otherwise in writing. Any arbitration conducted pursuant to the provisions of this Section shall be conducted as follows, unless the parties agree otherwise in writing:

                  (a) In rendering judgment, the arbitrator may not provide for punitive or similar exemplary damages.

                  (b) Any arbitration under this European Agreement shall be completed within thirty days after the parties submit briefings with respect thereto.

                  (c) The award rendered by the arbitrator shall be in writing.

                  (d) The parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators. Application may be made to any court having jurisdiction over the party (or its assets) against whom the decision is rendered for a judicial recognition of the decision and an order of enforcement.

7                          Confidentiality

         7.1 Transfer of Information. Each party has provided to the other information relating to Paclitaxel in connection with negotiation of the Master Agreement and performance of the Master Agreement and each party will in the future provide information in relation to this European Agreement which the disclosing party considers to be confidential ("Confidential Information"). "Confidential Information" shall not include any information which:

                  7.1.1 Is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public.

                  7.1.2 Is known to the receiving party at the time of disclosure provided that the receiving party promptly notifies the disclosing party in writing of this prior knowledge within a reasonable time of discovery of such prior knowledge.

                  7.1.3 Is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure, provided that the receiving party promptly notifies the disclosing party of this third party disclosure within thirty (30) days thereafter.

                  7.1.4 Is disclosed with the written approval of the disclosing party.

         7.2 Restricted Disclosure. The parties will restrict dissemination of Confidential Information received from the other party to only those employees with a need to know such information, except that:

                  7.2.1 In the case of Faulding, such Confidential Information may be provided to regulatory authorities in connection with Registration for the Formulated Product, or for the purposes allowed under the Master Agreement.

                  7.2.2 In the case of NaPro, such Confidential Information may be provided to regulatory authorities in connection with an application for a Registration for the Formulated Product.

         7.3 Precautions. Each party shall maintain Confidential Information received from the other party as confidential, and protect the same from misuse, espionage, loss or theft and shall not disclose the Confidential Information to others except as provided in Section 7.2.

8                          Force Majeure

         8.1 Force Majeure. Neither party shall be liable to the other in the event that performance of its obligations hereunder shall be prevented by any cause beyond its reasonable control, including without limitation, acts of God, acts of government, accident, fire, delay or destruction of means of transport or other disaster ("events of force majeure"), but the affected party shall use reasonable efforts to avoid or remove the cause of such nonperformance and shall continue performance hereunder with the utmost dispatch whenever such cause is removed; provided that if such event of force majeure continues for a period of twelve months then the other party shall have the right to terminate the term of this European Agreement on a country by country basis; provided further that if NaPro has not complied with its obligation to provide Safety Stock during the occurrence and continuance of the event of force majeure, then Faulding shall have the right to terminate the term of this European Agreement on a country by country basis to the extent that such event of force majeure continues for a period of nine months.

9                          Miscellaneous Provisions

         9.1 Assignment/Third Parties. Neither party shall assign any rights or obligations hereunder to third parties without the agreement of the other party; provided that either party may assign any of its rights or obligations hereunder to its Affiliates without obtaining such consent; and provided that such assigning party shall remain liable for the performance of such Affiliate. Notwithstanding this provision, within the European Territory Faulding shall be entitled to perform any one or more of its obligations according to this European Agreement by appointing third parties to do so on its behalf and in its name, provided that NaPro has given Faulding its prior written consent to each such appointment, which consent shall not be unreasonably withheld or delayed and provided that Faulding remains liable for the performance of such third parties. NaPro may assign this European Agreement to a third party in connection with the sale of all of NaPro's business relating to Paclitaxel (other than Bristol-Myers Squibb), provided that such third party agrees in writing to be bound by all of the terms of this European Agreement.

         9.2 Relationship of Parties. Nothing contained in this European Agreement shall be construed so as to operate or to place any party hereto in the relationship of employee or agent or joint venturer or legal representative of the other party and it is hereby expressly agreed and acknowledged that each of the parties hereto is an independent contracting party which does not have the authority or power for or on behalf of the other party hereto to enter into any contract to incur debts, to accept money, to assume any obligations or to make any warranties or representations whatsoever.

         9.3 Waiver. The failure of either of the parties to insist upon a strict performance of any of the provisions of this European Agreement shall not be deemed a waiver of any subsequent breach of such provision or of the provision itself.

         9.4 Contract Variation. Any modification, alteration, change or variation in any provision of this European Agreement shall be only made in writing, executed by both parties.

         9.5 Notices. Notices by one party to the other shall be in writing by registered mail or major air courier delivery (receipt provided) or by telecopy confirmed both by contemporaneous telephone conversation with the recipient and by airmail letter.

         Notices by Faulding to NaPro shall be directed to NaPro's General Counsel and Chief Financial Officer at its offices at 6304 Spine Road Unit A Boulder, CO 80301, USA. Fax: (303) 530-1296.

         Notices by NaPro to Faulding shall be directed to Central Laboratories, Limited, c/o Faulding Pharmaceuticals, plc. at Queens Way, Royal Lemington Spa, Warwickshire, United Kingdom CV313RW, Fax 011-44-1926-821-047, attention:
Company Secretary; with a copy to F.H. Faulding & Co. Limited at 115 Sherriff Street, Underdale, South Australia 5032, Australia, attention: Secretary, Fax:
011-61-8-8234-8230; and a copy to Faulding Pharmaceuticals at 650 From Road, Paramus, NJ 07652, attention: General Counsel, Fax (201) 225-5510.

         9.6 Entire Agreement. Except as set out in this European Agreement, this European Agreement constitutes the entire agreement of the parties (and into which all prior negotiations, commitments, representations and undertakings with respect to the subject matter are merged and there are no other undertakings, warranties or agreements between the parties relating to the subject matter of this European Agreement and this European Agreement is not based upon any representations as to profit or worth nor has any representation been made (whether by this European Agreement or otherwise) to induce NaPro or Faulding to accept and execute this European Agreement.

         9.7 Compliance with Law. It shall be the responsibility of each party to follow all procedures and take all actions which are necessary or required for agreements of this type by the laws, treaties or regulations applicable in each country in which that party shall deal in the Product (in the case of NaPro) and the Formulated Product (in the case of NaPro and Faulding). Faulding shall ensure that the storage, marketing or sale of the Formulated Product does not breach any law or statute rule or regulation relating to drugs in each country in which Faulding shall deal in the Formulated Product.

         9.8 Interpretation. Headings in this European Agreement are for ease of reference only and shall not be used to interpret this European Agreement. The language of this European Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party hereto.

         9.9 Counterparts. This European Agreement may be executed in one or more counterparts, each of which shall be an original, but which together shall form one agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this European Agreement to be executed by their duly authorized representatives as of the date hereof.



CENTRAL LABORATORIES,  LIMITED   NAPRO BIOTHERAPEUTICS, INC.


By: /s/ Edward Tweddell          By: /s/ Kai P.Larson
    ------------------------     ---------------------------
                                     Kai P. Larson
                                     Vice President, General Counsel


         For good and valuable consideration, F.H. Faulding & Co. Limited hereby guarantees the performance of the obligations of Central Laboratories, Limited under the terms of this European Agreement.

                                                     F.H. FAULDING & CO. LIMITED

                                                     By: /s/Edward Tweddell
                                                         ------------------
                                                     Name: Edward Tweddell
                                                           ---------------
                                                     Title: CEO